EX99.28(d)(2)(iv)

Amendment to
Investment Sub-Advisory Agreement between Curian Capital, LLC,
Pacific Investment Management Company LLC, and Curian Series Trust

This Amendment is made by and between Curian Capital, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), Pacific Investment Management Company LLC, a Delaware limited liability company and registered investment adviser ("Sub-Adviser"), and Curian Series Trust, a Massachusetts business trust ("Trust").

Whereas, the parties entered into an Investment Sub-Advisory Agreement dated as of July 1, 2011 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the Trust as provided on Schedule A of the Agreement (each a "Fund" and collectively, the "Funds").

Whereas, the parties have agreed to amend Section 17, "Notice," in order to change the designated individuals who receive notices and other writings on behalf of the Trust and Adviser.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement to delete Section 17 entitled "Notice" in its entirety and replace it with the following paragraph:

17.Notice.  Any notice under this Agreement shall be in writing, addressed and delivered or mailed (postage prepaid) or sent via electronic mail or facsimile to the other party at such address as designated herein.

a)	To Adviser:
Curian Capital, LLC
7601 Technology Way
Denver, CO 80237
Fax: 720-489-6544
Phone: 720-489-6400
Attention: General Counsel
E-mail: curlgldept@curian.com

b)	To Sub-Adviser:
Pacific Investment Management Company LLC
650 Newport Center Drive
Newport Beach, CA 92660
Fax: 949-720-1376
Attention: General Counsel
E-mail: IMANotices@pimco.com
cc: Account Manager, Joe Fournier
E-mail: joe.fournier@pimco.com

c)	To the Trust:
Curian Series Trust
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: Chief Legal Officer
E-mail: JNAMLegal@jackson.com

In Witness Whereof, the parties have caused this Amendment to be executed as of October 10, 2014, effective as of August 21, 2014. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Curian Capital, LLC	Pacific Investment Management Company LLC

By: /s/ Weston B. Wetherell	By: /s/ Brent L. Holden
Name: Weston B. Wetherell	Name: Brent L. Holden
Title: Senior Vice President & General Counsel	Title: Managing Director
Curian Series Trust

By: /s/ Angela R. Burke
Name: Angela R. Burke
Title:Assistant Secretary